EXHIBIT 4.(b)iii OFFER TO PURCHASE DATED NOVEMBER 30, 2004 REGARDING ACQUISITION OF FILM PROPERTIES FROM NOBLE HOUSE PRODUCTION INC.

OFFER TO PURCHASE

NAME:  Noble House Entertainment Inc. (previously known as First Empire Corporation Inc.)

of the city/town of Toronto in the province of Ontario (as Purchaser)

HEREBY AGREES TO AND WITH Noble House Productions, Inc. (as Vendor) to purchase certain assets of the vendor comprising scripts and related intellectual properties of ten movies and distribution contracts relating to another six movies as detailed in the Schedule 1 (the “Assets”) as reviewed and approved by the Purchaser, at the price or sum of three hundred and fifty thousand dollars ($350,000) as follows:

Three and a half (3.5) million common shares at $0.10 per common share of the Purchaser and,

Three and a half (3.5) million warrant convertible within two years of the closing date, into equal number of common shares of the Purchaser at a price of $1 per warrant.  Warrants shall be construed to have no intrinsic value at the time of their issuance.

Common shares to be issued under this Agreement will be restricted in terms of their transferability and salability for the five years from the closing date, unless otherwise agreed by the vendor.

The vendor represents and warrants that it is the owner of the assets herein agreed to be purchased, and that the same are free and clear of all liens and encumbrances whatsoever.

The parties agree to jointly elect pursuant to Section 167(1) of the Excise Tax Act with respect to Goods and Services Tax.

The sale shall be completed on the 30th day of November 2004 on which date possession of the assets described in Schedule 1 is to be given to the Purchaser.

The Bill of Sale or other transfer document to be prepared at the Vendor’s expenses, and the Promissory Note or other security document, if any, to be prepared at the expense of the Purchaser, and each party to pay the costs of registration of its own documents.

This Offer when accepted shall constitute a binding contract of purchase and sale, and time in all respects shall be of the essence of this Agreement.

The parties hereto agree that there is no representation, warranty collateral agreement or condition affecting this Agreement or stipulated hereby other than as expressed herein in writing.

All goods, chattels and contents of the above-described business shall be and remain at the risk of the Vendor until completion of sale.

DATED at Toronto this 30th day of November, 2004.

SIGNED, SEALED, AND DELIVERED in the presence of

NOBLE HOUSE ENTERTAINMENT INC.

/s/Kam Shah

Kam Shah

Chief Executive Officer

The undersigned Vendor hereby accepts the foregoing offer.

DATED at Toronto this 30th day of November, 2004.

IN WITNESS WHEREOF I have hereunto set my hand and seal.

SIGNED, SEALED, AND DELIVERED in the presence of

NOBLE HOUSE PRODUCTIONS INC.

/s/Damian Lee

Damian Lee

President